Frankly Co.

(formerly known as TicToc Planet, Inc.)

March 23, 2015

Steve (Woo Sung) Chung

743 Sweeny Street

San Francisco, CA 94134

Re: Amended and Restated Employment Agreement

Dear Mr. Chung:

This Amended and Restated Employment Agreement amends and restates that certain Employment Agreement (the “Employment Agreement”) dated January 9, 2013 between you (“you” or “Employee”) and Frankly Co. (formerly known as TicToc Planet, Inc.) (the “Company”). Your continued full time employment will be on the terms and conditions set forth below. Please indicate your agreement by signing below and returning a copy of this agreement (“Agreement”) to the Company.

1. Position/Duties.

(a) Employee shall continue to be the Chief Executive Officer (“CEO”) of the Company, with such duties and responsibilities consistent with his position as shall be assigned to him from time to time by the Board of Directors of the Company (the “Board”). Employee shall devote his full business time exclusively to the business affairs of the Company and shall perform his duties faithfully and efficiently. Employee shall also serve on the Board, subject to the vote by the shareholders or the Board, as applicable.

(b) Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with his performance of his duties hereunder, is contrary to the interests of the Company or its affiliates, or requires any portion of his business time, without the written consent of the Board; provided that he may continue his board/advisory roles listed in Exhibit A attached hereto as long as these roles will not breach this Section or this Agreement.

2. Reporting. Employee shall report to the Board which shall set guidelines and shall direct Employee’s working relationship with the Company’s affiliates and their officers.

3. Representations by Employee. Employee represents and warrants to Company that he: (i) is not subject to any agreement with any other party which would prevent or limit him from or in performing his services as contemplated herein; (ii) will devote his full business time, energy, and skill to his duties as an employee of Company; and (iii) has accurately represented his education, experience and qualifications to Company.

4. Place of Employment. Employee’s initial place of employment will be 333 Bryant Street, Suite 310, San Francisco, CA 94107 as changed from time to time.

5. Term. Your employment under this Agreement shall commence on the February 1, 2015 (the “Start Date”) and continue for a period of 2 years (the “Term”), unless earlier terminated in accordance with the provisions of Section 12 below.

6. Base Salary. In consideration of your services, the Company will pay you a base monthly salary in the amount of $30,000 (annualized at $360,000), less tax deductions and other required withholdings, which salary will be paid bimonthly in accordance with the Company’s regular payroll process (the “Base Salary”). The Base Salary may be adjusted (but not downward without your consent) on each annual anniversary of the Start Date as determined by the Board or such other times as deemed appropriate by the Company during the term of the Agreement. You will be classified as an “Exempt” employee, and therefore you will not be eligible to receive overtime pay.

7. Annual Bonus.

(a) You will be eligible to participate in the Company’s Annual Performance Based Bonus Plan (“APBBP”) and your annual bonus (the “Annual Bonus”) shall total no more than 25% of your annual salary, i.e., no more than $90,000.00. Your Annual Bonus will be calculated as follows: (1) 75% of the Annual Bonus amount shall be based on the same Company metrics applied in determining all Company employees’ bonuses and (ii) 25% of the Annual Bonus amount shall be based on your individual performance.

(b) Payment of the Annual Bonus for a given fiscal year shall be made in a single lump sum no later than 60 days after the close of the applicable fiscal year; provided, however, that Employee shall have no discretion with regard to when (within the 60-day period) the Annual Bonus is paid, and if the applicable 60-day period spans two taxable years of the Employee, payment always will be made in the second taxable year.

8. Equity Incentive Awards.

(a) Options. Subject to the approval by the Board of Company and the Board of Directors of Frankly Inc. (the “Parent”), you will receive a stock option award (the “Option”) to purchase 619,190 voting common shares of the Parent (2.5% of the shares outstanding on a fully diluted basis on the date hereof) at a per share exercise price of not less than the Fair Market Value (as defined in the Parent’s Equity Incentive Plan (the “Plan”)) of the shares on the date of grant. The Option will vest per the Plan over a four year period commencing on the Start Date contingent upon your continuous employment with the Company and subject to the terms and conditions set forth in the Plan, which includes immediate vesting upon termination of your employment in the event of the Company’s or the Parent’s change of control.

(b) Performance-Based Restricted Stock Unit (“RSU”). Subject to the approval by the Board of Company, the Board of Directors of the Parent, the TSX Venture Exchange and shareholders of the Parent, you may be awarded 247,676 RSUs (1% of the shares outstanding on a fully diluted basis on the date hereof) for the Parent’s voting common shares (the “RSU Shares”). The RSU Shares will be granted under and subject to the terms of the Plan; and shall have the following vesting conditions (all as set forth in more detail in the applicable RSU agreement), provided that Employee is still employed on the applicable vesting date: (1) All unvested RSU Shares will vest and be immediately issued to Employee on a date that is seven (7) years from the Start Date; and (2) Until December 31, 2017, the RSU also may vest and the RSU Shares be immediately issued to Employee as follows: (a) 82,558 RSU Shares on the date the average per share closing price of the Parent’s voting common shares equals or exceeds CAD $6.10 over two consecutive calendar quarters; (b) 82,558 RSU Shares on the date the average market capitalization of the Parent equals or exceeds CAD $200 million dollars over two consecutive calendar quarters; and (c) 82,558 RSU Shares upon the target diversification of the Parent’s shareholder base. The target diversification will be satisfied when on average for 2 consecutive calendar quarters the 4 largest shareholders and their affiliates do not hold more than 33% of the total outstanding equity of the Parent, on a non-fully diluted basis.

The three (3) vesting conditions under Section 8(b)(2) above are independent of each other and can be cumulative. By way of example, if two of the vesting conditions are met over applicable two consecutive fiscal quarters, Employee will be issued the RSU Shares for both vesting conditions.

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9. Expenses. Employee shall be entitled to reimbursement for reasonable expenses incurred in the furtherance of the business of the Company in accordance with express written authorizations approved from time to time by the Board. Employee shall keep complete and accurate records of all expenditures in accordance with the Company’s practices and procedures. The amount of expenses eligible for reimbursement during one calendar year shall not affect the expenses eligible for reimbursement during any subsequent calendar year. Reimbursement of expenses for a given year will be paid in accordance with the Company’s normal payroll policies, but in no event paid later than March 15th of the following year. The right to reimbursement hereunder is not subject to liquidation or exchange for another benefit.

10. Benefits. Employee will become eligible to (a) participate in all employee benefit plans that the Company generally makes available to its executive employees and officers, which may include Medical, Dental, and Vision health benefits, as well as disability and life insurance benefits, provided Employee timely enrolls and meets all of the other eligibility requirements, and (b) participate in the Company’s 401(k) plan when established, subject to the terms of the plan, all in accordance with Company standard policies, as those may be amended from time to time. The Company reserves the right to modify, suspend or discontinue any and all of the above benefit plans, policies, and practices at any time without notice to or recourse by Employee, so long as such action is taken generally with respect to other similarly situated persons and does not apply solely to Employee without reasonable cause. In addition, Employee shall be entitled to a Company-paid golf membership, company vehicle and school tuition for minor children, all of which shall be subject to applicable tax reporting and withholding, and the reimbursement of which shall be subject to the same documentation and other requirements and the timing of reimbursement as set forth in Section 9 above.

11. Paid Time Off. Company shall allow you to take time away from work without loss of compensation. The Company does not accrue such time off, and the Company expects you to manage your workload responsibly and use your time off in a reasonable manner.

12. Termination Of Employment; At-will Employment

(a) Definitions.

“Accrued Amounts” shall mean: (i) any Base Salary actually earned but not paid for any period prior to the date of termination of employment; and (ii) any approved but unreimbursed expenses.

“Separation from Service” shall mean Employee’s death, retirement or termination of employment with the Company and all affiliates.

(b) Termination of Employment. If Employee’s employment is terminated by either the Company or Employee for any reason, the following provisions shall be applicable:

(i) Upon Separation of Service, the Company shall pay or provide to Employee the Accrued Amounts.

(ii) Subject to Employee signing, no later than the forty fifth (45th) calendar day after the Separation from Service, and not revoking a separation agreement and full release of employment-related claims (the “Release Agreement”) in a form approved by the Company, Employee shall be eligible to receive the APBBP for the year of termination prorated through the date of Separation from Service (the “Release Benefit”). The Release Benefit will be paid according to Section 12(b)(iii) below. The Release Benefit will not be paid unless the Release Agreement becomes effective and is not revoked before the expiration of the applicable 45-day period set forth in this Section 12(b)(ii).

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(iii) For purposes of this Agreement, the payment of any Release Benefit shall be treated as separate and distinct payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If Employee has timely executed and not revoked the Release Agreement, as set forth in Section 12(b)(ii), the Release Benefit shall be paid on the date when it would be otherwise payable to the Employee, but no later than March 15 of the year after the year in which the Separation of Service occurred.

(c) Notice of Termination. Except to the extent other language herein requires more notice, Employee agrees to give not less than four (4) weeks written notice of any voluntary termination of his employment. Upon receipt of such notice, the notice period can be accelerated by the Board so as to result in an earlier voluntary termination.

(d) Death or Disability of Employee.

(i) If Employee’s employment is terminated as a result of death or Disability (as defined in Section 12(d)(ii) below), Employee (or in the case of Employee’s death, his surviving spouse or, if none, his estate) shall be entitled to receive (A) all Accrued Amounts, (B) an amount equal to the Annual Bonus for the year during which the termination occurred prorated through the date of Separation from Service, and (C) COBRA premiums until the expiration of two (2) months from the date of the applicable Separation from Service. The amounts described in (A) and (C) above will be paid as soon as possible after the determination of death or Disability, according to the Company’s customary payment schedule for the applicable payment type. The amount described in subsection (B) above shall be paid on the date when it would be otherwise payable to Employee, but no later than March 15 of the year after the year in which the Separation of Service occurred.

(ii) “Disability” and “Disabled” shall mean a total and permanent physical or mental impairment that substantially limits a major life activity of Employee and that renders Employee unable to perform the essential functions of Employee’s position, even with reasonable accommodation that does not impose an undue hardship on the Company. Employee’s Disability and the date of commencement thereof shall be determined by the Company in good faith based upon information supplied by Employee and/or Employee’s medical personnel or other qualified experts selected by the Company or its insurers.

(e) At-will Employment.

(i) Nothing in this Agreement, including the provision of the two(2)-year term, shall entitle you to any payment for the remainder of the Term if your employment is terminated for any reason (by the Company or by you) and you agree that any payment payable to you upon termination or resignation shall be exclusively as set forth in Section 12(b).

(f) Your employment with the Company shall be “at will,” which means that either you or the Company may terminate your employment at any time for any reason, with or without cause. Any contrary representations, which may have been made to you, shall be superseded by this Agreement. The “at will” nature of your employment may only be changed in an express written agreement signed by you and approved by the Board.

13. Taxes and Section 409A Compliance.

(a) Any payments made to the Employee by the Company under this Agreement or otherwise shall be subject to applicable tax withholding (including Federal, state, and local taxes, as applicable), and other deductions as required by law or authorized by Employee. To the extent Employee has taxable income, but not associated cash compensation, the Company may withhold taxes and other deductions from other cash compensation of Employee as it deems appropriate. Except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Employee, Company shall not be responsible for the payment of any applicable taxes incurred by Employee on compensation paid or provided to Employee pursuant to this Agreement.

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(b) Notwithstanding anything set forth in the Agreement to the contrary, no amount payable to Employee pursuant to this Agreement on account of Employee’s termination of employment with Company which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and the regulations thereunder shall be paid unless and until Employee has incurred a Separation from Service. In the event Employee is a “specified employee” as defined in Code Section 409A as of his Separation from Service, any payment due to Employee that is payable upon Separation from Service will be delayed for six (6) months as required by Section 409A, and any delayed payments instead will be paid in a lump sum on the date that is seven (7) months following his Separation from Service. The Company intends that income provided to Employee pursuant to this Agreement will be exempt from or comply with the requirements of Section 409A of the Code, such that amounts will not be subject to taxation under Section 409A, and the provisions of this Agreement (including, but not limited to, any definitions) shall be interpreted and construed accordingly. However, Company does not guarantee, and Employee hereby acknowledges and agrees that Company does not guarantee, any particular tax effect (including, but not limited to, any tax effect under Section 409A of the Code) for income provided to Employee pursuant to this Agreement.

14. Proprietary Information and Arbitration Agreement. The Proprietary Information, Invention Assignment which you already signed will continue to be in full force and effective.

15. Arbitration.

(a) It is hereby mutually agreed between Employee and Company that any and all disputes between them arising out of Employee’s employment or the termination thereof, will be subject to resolution only through final and binding arbitration in accordance with the then applicable employment arbitration rules and procedures of Judicial Arbitration and Mediation Services, Inc. (“JAMS”), as modified by applicable law and the terms of this Agreement. JAMS’ current employment arbitration rules and procedures are attached hereto as Attachment “A” and are available at http://www.jamsadr.com/rules-employment-arbitration/.

(b) The parties hereby expressly waive their right to a jury trial or bench trial. A neutral arbitrator will conduct the arbitration and will be selected in accordance with JAMS’ employment arbitration rules and procedures. The arbitration will take place in the County of Santa Clara, California. The arbitrator must render a written arbitration decision that reveals the essential findings and conclusions on which the decision is based. THE EMPLOYEE AND THE COMPANY HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THEIR LEGAL RIGHTS TO HAVE DISPUTES BETWEEN THEM DECIDED BY A COURT OR PRESENTED TO A JURY.

16. Amendment. No part of this agreement may be amended or modified, unless such amendment is set forth in writing, duly signed by you and a duly authorized director or officer of the Company.

17. Construction. This Agreement and the Proprietary Agreement shall be governed under and construed in accordance with the laws of the State of California. The paragraph headings and captions contained herein are for reference purposes and convenience only and shall not in any way affect the meaning or interpretation of this Agreement. It is intended by the parties that this Agreement be interpreted in accordance with its fair and simple meaning, not for or against either party, and neither party shall be deemed to be the drafter of this Agreement.

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18. Severability. If any portion or provision of this Agreement is determined by arbitration or by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining portions or provisions hereof shall not be affected. The covenants in this Agreement are severable and separate, and the unenforceability of any specific covenant shall not affect the enforceability of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

19. Binding Effect. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the permitted successors, assigns, heirs, administrators, executors and personal representatives of the parties.

20. Conditions. In compliance with federal immigration law, you will be required to provide documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of the date of this Agreement.

21. Entire Agreement. This Agreement, when countersigned by you, together with the Proprietary Information Agreement, contains the entire agreement between the parties and supersedes all prior oral and written agreements, understandings and commitments. You acknowledge that you have not been induced to enter into this Agreement by, nor are you relying on, any representation or promise outside those expressly set forth herein.

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In closing, please acknowledge your agreement with and acceptance of the terms of this Agreement by signing below on the appropriate line and returning the original executed document to my attention at the Company’s office as well as by email.

Sincerely,

/s/ Mike L. Lunsford,

Mike L. Lunsford,

Director of the Board of Directors

Frankly Co.

By signing this Amended and Restated Employment Agreement, Employee states that he: has read it; understand the terms and conditions of set forth herein; understand that this amends and restates the Employment Agreement dated January 9, 2013; is aware of his right to consult an attorney before signing it; and has signed it knowingly and voluntarily.

/s/ Steve Chung	Dated: March 23, 2015
Steve (Woo Sung) Chung

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EXHIBIT A

Authorized Board/Advisory Roles

(1) Senior Advisor to SyQic, JJR Private Capital and ZenEdge

(2) Partner / Director, Red Hawk Media Group and/or its successors and affiliate entities

(3) Partner / Director, KCP Capital and/or its successors and affiliate entities

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